SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 14, 2009

CUBIST PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21379	22-3192085
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

65 Hayden Avenue, Lexington, Massachusetts 02421

(Address of Principal Executive Offices)    (Zip Code)

Registrant’s telephone number, including area code:  (781) 860-8660

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

On December 12, 2009, the registrant, Cubist Pharmaceuticals, Inc., a Delaware corporation (“Cubist”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Cubist will acquire Calixa Therapeutics, Inc., a Delaware corporation (“Calixa”).

Pursuant to the terms of the Merger Agreement, which has been approved by the Boards of Directors of each company and by the stockholders of Calixa, upon the closing of the acquisition, Cubist will pay an aggregate of $92.5 million in cash (subject to certain escrow provisions and adjustments) to the holders of shares of capital stock of Calixa and to the holders of options and warrants convertible into shares of capital stock of Calixa, and Calixa will become a wholly-owned subsidiary of Cubist.  The terms of the Merger Agreement also provide that Cubist may be required to make certain additional post-closing payments to such holders of up to an aggregate of $310 million upon achieving certain development, regulatory, and commercial milestones related to products which incorporate CXA-101, Calixa’s lead compound.  Cubist has agreed to use defined levels of effort to develop and commercialize such products.

The consummation of the acquisition is contingent upon the satisfaction of certain closing conditions set forth in the Merger Agreement.  It is currently anticipated that the closing of the acquisition will occur during the fourth quarter of 2009.

The foregoing description of the transaction contained in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which will be filed with the Securities and Exchange Commission as an exhibit to the registrant’s Annual Report on Form 10-K for the year ending on December 31, 2009.

The December 14, 2009 press release announcing the execution and delivery of the Merger Agreement is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

	99.1	Press Release dated December 14, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUBIST PHARMACEUTICALS, INC.

By:	/s/ Tamara L. Joseph
Tamara L. Joseph
Senior Vice President, General Counsel and Secretary

Dated: December 14, 2009

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated December 14, 2009